News Release

For Immediate Release	Contact:	Bob Lougee (703) 721-3080

Monday, November 17, 2008		bob.lougee@usamobility.com

USA Mobility Purchases Four Million Shares
Of Company’s Common Stock in Private Transaction

Alexandria, VA (November 17, 2008) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced it has purchased 4,020,797 of its common shares. The shares were purchased in a private aftermarket block transaction at a price of $8.75 per share for a total of approximately $35.2 million.  The $8.75 per share price compares to the Company’s closing price of $9.55 on November 14, 2008.

Vincent D. Kelly, president and chief executive officer said, “We are pleased by this opportunity to repurchase nearly 15 percent of our shares. It is consistent with our capital management strategy and our existing share repurchase program. We believe this transaction, which was executed at a discount to market, benefits all of our shareholders.” Kelly added, “After this transaction, our balance sheet remains strong and we remain committed to returning capital to our shareholders.”

On July 31, 2008 the Company announced a stock repurchase plan to buy back up to $50 million of USA Mobility common stock. Including the 4.0 million shares repurchased in the private transaction, the Company has now purchased approximately 4.3 million shares for $37.7 million.

About USA Mobility
USA Mobility, Inc., headquartered in Alexandria, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to a majority of the Fortune 1000 companies.  The Company operates nationwide networks for both one-way paging and advanced two-way messaging services. In addition, USA Mobility offers mobile voice and data services through Sprint Nextel, including BlackBerry® smartphones and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s expectations for future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, our ability to continue to reduce operating expenses and to generate cash from operations, our future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, technological improvements in hand-held devices and transmission services offered by our competitors, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

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